Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 8, 2010 and the Prospectus dated April 6, 2009

Registration No. 333-158424

VENTAS REALTY, LIMITED PARTNERSHIP

VENTAS CAPITAL CORPORATION

Fully and unconditionally guaranteed by Ventas, Inc.

$400,000,000 3.125% Senior Notes due 2015

Issuers:	Ventas Realty, Limited Partnership and Ventas Capital Corporation

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	November 30, 2015

Public Offering Price:	99.528%, plus accrued and unpaid interest, if any, from November 16, 2010

Coupon:	3.125%

Yield to Maturity:	3.227%

Benchmark Treasury:	1.250% due October 31, 2015

Benchmark Treasury Yield:	1.127%

Spread to Benchmark Treasury:	T+210 bps

Interest Payment Dates:	May 30 and November 30, commencing May 30, 2011

Optional Redemption:	Make-whole call at any time based on U.S. Treasury plus 40 basis points

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc.

Book-Running Manager:	Credit Agricole Securities (USA) Inc.

Co-Managers:	BMO Capital Markets Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. RBC Capital Markets, LLC UBS Securities LLC

CUSIP / ISIN:	92276M AV7 / US92276MAV72

Trade Date:	November 8, 2010

Settlement Date:

November 16, 2010 (T+5). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next two succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Form of Offering:	SEC Registered (Registration No. 333-158424)

Ventas, Inc. and the issuers have filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents that Ventas, Inc. and the issuers have filed with the SEC for more complete information about Ventas, Inc., the issuers and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Ventas, Inc., the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone at 800-294-1322 or via email at dg.Prospectus_Requests@baml.com, Barclays Capital Inc. by telephone at 888-603-5847 or via email at barclaysprospectus@broadridge.com, or by contacting Citigroup Global Markets Inc. by telephone toll-free at 877-858-5407.